Exhibit 10.9(15)

Execution Copy

AMENDMENT NO. 15

TO THE

UPS QUALIFIED STOCK OWNERSHIP PLAN

AND TRUST AGREEMENT

WHEREAS, United Parcel Service of America, Inc. and certain of its affiliated companies established the UPS Qualified Stock Ownership Plan and Trust (“Plan”) effective as of January 1, 1998 to provide their eligible employees with a matching contribution invested in shares of UPS class A common stock (“UPS Stock”) and to permit eligible employees to transfer amounts from the UPS Savings Plan to the Plan for the purpose of investing in UPS Stock;

WHEREAS, the Board of Directors and/or the Executive Committee of United Parcel Service of America, Inc. (“the Board”) reserved the right in Section 12.1 of the Plan to amend the Plan from time to time;

WHEREAS, this amendment to the Plan is adopted to provide matching contributions on Roth contributions to the UPS Savings Plan as if they were pre-tax contributions.

NOW THEREFORE, pursuant to the authority vested in the Board of Directors and/or the Executive Committee of United Parcel Service of America, Inc. by Section 12.1 of the UPS Qualified Stock Ownership Plan and Trust (“Plan”), the Plan is hereby amended, effective July 30, 2007, by amending the following sections:

1. Section 1.51, Savings Plan Account, is hereby amended to insert the phrase “and effective July 30, 2007, Savings Plan Roth Contributions Account” immediately prior to the “.” at the end of such Section.

2. A new Section 1.67 is hereby added to read as follows:

“1.67 Savings Plan Roth Contributions Account – means the subaccount maintained as part of a person’s Account to show his or her interest attributable to transfers from a Roth contribution account under the Savings Plan.”

3. Section 1.48, Pre-Tax Contributions, is hereby amended in its entirety to read as follows:

Section 1.48 Pre-Tax Contributions “Pre-Tax Contributions” means the sum of (1) elective deferrals (within the meaning of Code Section 402(g)) made under the Savings Plan, (2) with respect to an individual who becomes eligible to make elective deferrals under the Savings Plan during any Plan Year as a result of losing coverage under a collective bargaining agreement, his or her elective deferrals (within the meaning of Code Section 402(g)) made under a Collectively Bargained Plan prior to the last date in such Plan Year on which he or she became eligible to make elective deferrals under the Savings Plan other than elective deferrals with respect to which a matching contribution (within the meaning of Code Section 401(m)) of any amount made under the Collective Bargaining Plan, (3) with respect to an individual who was a participant in a Merged Plan who becomes eligible to make elective deferrals under the Savings Plan as a result of a merger of that plan into the Savings Plan, his or her elective deferrals (within the meaning of Code Section 402(g) made under such Merged Plan in the Plan Year in which he or she first became eligible to make elective deferrals under the Savings Plan, and (4) effective July 30, 2007, Roth contributions (within the meaning of Code Section 402A) made under the Savings Plan.”

4. Section 5.1(c), Corrections in this Plan, is hereby amended by adding a new subsection (6) to read as follows:

“(6) Effective July 30, 2007, in the event that the Pre-Tax Contributions described in subsection (2) and (3) above consist of any Roth contributions made under the Savings Plan, such Roth contributions shall be distributed prior to any Pre-Tax Contributions that are not Roth contributions.”

IN WITNESS WHEREOF, the undersigned certify that United Parcel Service of America, Inc., based upon prior action by its Board of Directors and/or the Executive Committee has caused this Amendment No. 15 to be adopted.

ATTEST:	UNITED PARCEL SERVICE OF AMERICA, INC.

/s/ TERI P. MCCLURE	/s/ MICHAEL L. ESKEW
Teri P. McClure	Michael L. Eskew
Secretary	Chairman

July 28, 2007	July 27, 2007